Exhibit 99.1
Brookdale Announces Third Quarter 2018 Results

Nashville, Tenn. November 5, 2018 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended September 30, 2018.

Third Quarter 2018 Highlights:

•	Same community Revenue per Occupied Unit (RevPOR) increased 1.3% and same community Revenue per Available Unit (RevPAR) increased 0.2% compared to the third quarter of 2017.

•	Same community weighted average occupancy improved 20 basis points on a sequential basis, which was slightly better than the industry, as reported by NIC.

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The Company made significant progress on its real estate strategy by completing the sale of Brookdale Battery Park at an approximate 5% cap rate subsequent to quarter end. The Company will continue to manage the community under a management agreement.

Lucinda ("Cindy") Baier, Brookdale's President and CEO, said “For the third quarter on a sequential basis, we were pleased to have outperformed the industry in occupancy growth. On a year-over-year basis, senior housing RevPAR improved 2.9%, driven by our Retirement Centers improvements of 5.8% in RevPAR and 190 bps in occupancy. The Retirement Centers outperformed the industry and benefited from our community portfolio optimization. While the industry will continue to face headwinds from oversupply and a tight labor market, we remain focused on improving what we control. We are executing our turnaround strategy and making investments in our associates to build the best team in the industry. We believe that this strategy will allow us to deliver our mission to more seniors and provide long-term value to our shareholders.

I am especially grateful to our associates who cared for our residents during Hurricanes Florence and Michael. While we had four communities with extensive property damage and multiple other communities with minor damage, the most important thing is that we were able to keep our residents safe during two storms that caused such devastation.”

Third Quarter Financial Results

Total revenue for the third quarter of 2018 was $1.12 billion compared to $1.18 billion for the prior year period. Resident fees decreased 9.0% from the third quarter of 2017 to $840.2 million primarily due to the disposition of 104 communities (10,743 units) through asset sales and lease terminations since the beginning of the prior year period. Facility operating expense for the third quarter of 2018 decreased 6.7% from the third quarter of 2017 to $607.1 million primarily due to such disposition activity. General and administrative expense decreased 10.1% from the third quarter of 2017 to $57.3 million primarily due to a decrease in corporate headcount as a result of organizational restructuring in the current year. Net loss for the third quarter of 2018 was $37.1 million, versus a net loss of $413.9 million for the third quarter of 2017. Net loss for the prior year quarter included $368.6 million of goodwill and asset impairment. Weighted average shares outstanding were 187.7 million for the third quarter of 2018 compared with weighted average shares outstanding of 186.3 million for the prior year quarter.

Net cash provided by operating activities for the third quarter of 2018 was $71.9 million, a decrease of $21.9 million compared with the third quarter of 2017.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP. See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of such financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures. Prior period amounts of Adjusted Free Cash Flow presented herein have been recast to conform to the new presentation of cash flows following the Company’s adoption of ASU 2016-15 effective on January 1, 2018.

Adjusted EBITDA decreased 11.9% to $124.9 million for the third quarter of 2018, compared to $141.8 million for the third quarter of 2017. Excluding transaction and organizational restructuring costs of $3.2 million for the third quarter of 2018 and transaction and strategic project costs of $2.8 million for the third quarter of 2017, Adjusted EBITDA for the third quarter of 2018 decreased

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11.4% to $128.1 million, compared to $144.7 million for the third quarter of 2017. The decrease in Adjusted EBITDA was primarily due to increases in labor expense at the communities operated during both full periods and the disposition of 104 communities since the beginning of the prior year period. These increases were partially offset by a decrease in general and administrative expenses period over period.

The Company's Adjusted Free Cash Flow for the third quarter of 2018 decreased $10.2 million to $6.2 million compared to $16.4 million for the third quarter of 2017. The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $8.4 million for the third quarter of 2018 compared with $6.7 million for the prior year period.

Operating Activities

The Company reports information on five segments. Three segments (Retirement Centers, Assisted Living and CCRCs-Rental) constitute the Company's consolidated senior housing portfolio. The Ancillary Services segment includes the Company's home health, hospice and outpatient therapy services. The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $731.9 million for the third quarter of 2018, a decrease of 9.9% from the third quarter of 2017. Facility operating expense was $508.3 million for the third quarter of 2018, a decrease of 7.6% from the third quarter of 2017. Operating income for the consolidated senior housing portfolio decreased by 14.8% from the third quarter of 2017, to $223.6 million for the third quarter of 2018. These decreases were primarily due to the disposition of 104 communities since the beginning of the prior year period. RevPAR increased 2.9% for the third quarter of 2018 compared to the third quarter of 2017. RevPOR increased 3.6% for the third quarter of 2018 compared to the third quarter of 2017 and occupancy decreased by 60 basis points. The increases to RevPAR and RevPOR were primarily due to the disposition of communities with lower RevPOR since the beginning of the prior year period.

Same community revenue for the consolidated senior housing portfolio for the third quarter of 2018 increased 0.2% from the corresponding period in 2017. Same community RevPAR increased 0.2% in the third quarter of 2018 from the third quarter of 2017 due to an increase in same community RevPOR of 1.3%, which was partially offset by a decline in weighted average unit occupancy of 90 basis points. Sequentially, same community weighted average unit occupancy for the consolidated senior housing portfolio increased 20 basis points to 84.5% from the second quarter of 2018. Same community facility operating expense for the third quarter of 2018 increased by 4.5% over the third quarter of 2017, driven primarily by an increase in community labor expense. As a result, same community operating income for the consolidated senior housing portfolio for the third quarter of 2018 decreased by 8.2% from the third quarter of 2017, to $213.0 million, with operating margin decreasing to 31.0% from 33.9% for the third quarter of 2017.

Brookdale Ancillary Services

Revenue for the Company's ancillary services segment decreased $2.3 million, or 2.1%, to $108.3 million for the third quarter of 2018 compared to the prior year third quarter, primarily due to the impact of the adoption of the new revenue standard which resulted in a $1.5 million decrease to resident fee revenue and a decline in home health revenue, which was partially offset by an increase in volume for hospice services. Facility operating expense for the third quarter of 2018 decreased $2.0 million, or 2.0%, over the third quarter of 2017. As a result, ancillary services operating income for the third quarter of 2018 was $9.5 million, a decrease of 3.4% versus the third quarter of 2017, with operating margin decreasing 10 basis points to 8.8%.

Liquidity

Total liquidity for the Company was $458.6 million as of September 30, 2018, a decrease of $28.4 million from June 30, 2018. Liquidity as of September 30, 2018 included $133.7 million of unrestricted cash and cash equivalents and $324.9 million of availability on the Company's secured credit facility. During the fourth quarter of 2018 the Company intends to complete mortgage financing and re-financing transactions for several communities and to obtain a new or amended secured credit facility with a reduced revolving line of credit. The closings of such financing plans are subject to successful negotiation of such transactions and there can be no assurance that the transactions will close, or if they do, when the actual closings will occur.

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Transaction Update

Assets Held for Sale and Dispositions of Owned Communities

As of September 30, 2018, 32 communities (2,693 units) were classified as assets held for sale with a carrying value of $241.9 million, and $158.6 million of associated mortgage debt, which is included in the current portion of long-term debt. The Company continues to execute on its plan to market in 2018 and sell 26 owned communities, 19 of which were under contract for sale and included in assets held for sale as of September 30, 2018. The Company expects the sale of these owned communities to generate more than $250 million of proceeds, net of associated debt and transaction costs. As part of this plan, during the third quarter of 2018 the Company entered into a definitive agreement to sell Brookdale Battery Park to Ventas, Inc. and to manage the community following closing. The Company completed the disposition of Brookdale Battery Park on November 1, 2018 and received proceeds of approximately $144 million, net of associated debt and transaction costs. Additionally, during the third quarter of 2018 the Company entered into a definitive agreement to sell 18 communities. The closings of the expected sales of assets are subject (where applicable) to our successful marketing of such assets on terms acceptable to us. Further, the closings of the various pending transactions and expected sales of assets are, or will be, subject to the satisfaction of various conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Lease and Management Transactions

The Company has continued to make progress on transactions with HCP, Inc. ("HCP") announced in November 2017. In the third quarter of 2018, the Company completed the termination of leases on six communities (491 units) and management agreements on three communities were terminated. Leases with respect to 17 additional communities (1,463 units) were terminated subsequent to September 30, 2018, which completed the terminations of leases on a total of 33 communities as provided in the November 2017 agreements with HCP.

The Company elected not to renew two master leases with Welltower Inc. which matured on September 30, 2018 with respect to 11 communities (1,128 units).

2018 Outlook

The Company is tightening its full-year 2018 expectations for Adjusted EBITDA, excluding transaction and organizational restructuring costs, to a range of $535 million to $550 million and Adjusted Free Cash Flow to a range of $10 million to $20 million and expects full-year amounts of transaction and organizational restructuring costs to be approximately $35 million. The Company expects full-year non-development capital expenditures to be approximately $180 million.

The Company is increasing its full-year 2018 guidance for the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures to a range of $20 million to $25 million.

The foregoing guidance includes the impact of transactions closed prior to the date hereof and the expected impact of the Company’s planned transactions, including plans to dispose of 32 communities classified as held for sale as of September 30, 2018, plans to market in 2018 and sell an additional seven communities, expected terminations of management agreements, and financing activities described in this press release, and such expectations are based on the Company’s estimates regarding the timing of the closings of such transactions. Except for the foregoing transactions, the Company’s guidance excludes the impact of any future acquisition, disposition or financing activity.

Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

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Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's third quarter 2018 results and an updated investor presentation. The supplemental information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its third quarter ended September 30, 2018 on November 6, 2018 at 9:00 AM ET. The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Third Quarter 2018 Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com/investor. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 20, 2018 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "2574089". A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 961 communities in 46 states and the ability to serve approximately 93,000 residents as of September 30, 2018. Through its ancillary services program, the Company also offers a range of home health, hospice and outpatient therapy services. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Definitions of RevPAR and RevPOR

RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their intended effect on our results; our operational, sales, marketing and branding initiatives; our expectations regarding the economy, the senior living industry, senior housing construction, supply and competition, occupancy and pricing and the demand for senior housing; our expectations regarding our revenue, cash flow, operating income, expenses, capital expenditures, including expected levels and reimbursements and the timing thereof, expansion, redevelopment and repositioning opportunities, including Program Max opportunities, and their projected costs, cost savings and synergies, and our liquidity and leverage; our plans and expectations with respect to acquisition, disposition, development, lease restructuring and termination, financing, re-financing and venture transactions and opportunities (including assets held for sale and other pending and planned transactions), including the timing thereof and their effects on our results; our expectations regarding taxes, capital deployment and returns on invested capital, Adjusted EBITDA and Adjusted Free Cash Flow (as those terms are defined herein);

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our expectations regarding returns to stockholders, our share repurchase program and the payment of dividends; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to expand our offering of ancillary services; and our ability to anticipate, manage and address industry trends and their effect on our business. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; the risk of overbuilding, new supply and new competition; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund our planned capital projects; risks related to the implementation of our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their effect on our results; the effect of our indebtedness and long-term leases on our liquidity; the effect of our non-compliance with any of our debt or lease agreements (including the financial covenants contained therein) and the risk of lenders or lessors declaring a cross default in the event of our non-compliance with any such agreements; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under our share repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisition, disposition, lease restructuring and termination, financing, re-financing and venture transactions (including assets held for sale and other pending and planned transactions) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and our ability to identify and pursue any such opportunities in the future; our ability to successfully integrate acquisitions; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased wage pressure and union activity; departure of our key officers and potential disruption caused by changes in management; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; unanticipated costs to comply with legislative or regulatory developments, including requirements to obtain emergency power generators for our communities; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including those contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or associated earnings call. We cannot guarantee future results, levels of activity, performance or achievements, and we expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenue
Resident fees	$840,179	$922,892	$2,642,414	$2,873,889
Management fees	18,528	18,138	54,280	56,474
Reimbursed costs incurred on behalf of managed communities	261,355	236,958	765,802	650,863
Total revenue	1,120,062	1,177,988	3,462,496	3,581,226

Expense
Facility operating expense (excluding depreciation and amortization of $101,527, $105,424, $310,011, and $325,976, respectively)	607,076	650,654	1,866,477	1,967,601
General and administrative expense (including non-cash stock-based compensation expense of $6,035, $7,527, $20,710, and $22,547, respectively)	57,309	63,779	194,333	196,429
Transaction costs	1,487	1,992	8,805	12,924
Facility lease expense	70,392	84,437	232,752	257,934
Depreciation and amortization	110,980	117,649	341,351	366,023
Goodwill and asset impairment	5,500	368,551	451,966	390,816
Loss on facility lease termination and modification, net	2,337	4,938	148,804	11,306
Costs incurred on behalf of managed communities	261,355	236,958	765,802	650,863
Total operating expense	1,116,436	1,528,958	4,010,290	3,853,896
Income (loss) from operations	3,626	(350,970)	(547,794)	(272,670)

Interest income	1,654	1,285	7,578	2,720
Interest expense:
Debt	(46,891)	(44,382)	(141,585)	(126,472)
Capital and financing lease obligations	(20,896)	(31,999)	(66,216)	(114,086)
Amortization of deferred financing costs and debt premium (discount)	(829)	(3,544)	(7,113)	(8,827)
Change in fair value of derivatives	(10)	(74)	(153)	(159)
Debt modification and extinguishment costs	(33)	(11,129)	(77)	(11,883)
Equity in loss of unconsolidated ventures	(1,340)	(6,722)	(6,907)	(10,311)
Gain (loss) on sale of assets, net	9,833	(233)	76,586	(1,383)
Other non-operating income (expense)	(17)	2,621	8,074	6,519
Income (loss) before income taxes	(54,903)	(445,147)	(677,607)	(536,552)
Benefit (provision) for income taxes	17,763	31,218	17,724	(50,075)
Net income (loss)	(37,140)	(413,929)	(659,883)	(586,627)
Net (income) loss attributable to noncontrolling interest	19	44	86	151
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(37,121)	$(413,885)	$(659,797)	$(586,476)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.20)	$(2.22)	$(3.52)	$(3.15)

Weighted average shares used in computing basic and diluted net income (loss) per share	187,675	186,298	187,383	186,068

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Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$133,664	$222,647
Marketable securities	—	291,796
Restricted cash	41,676	37,189
Accounts receivable, net	130,088	128,961
Assets held for sale	241,854	106,435
Prepaid expenses and other current assets, net	89,432	114,844
Total current assets	636,714	901,872
Property, plant and equipment and leasehold intangibles, net	5,407,130	5,852,145
Other assets, net	450,793	921,432
Total assets	$6,494,637	$7,675,449

Current liabilities	$962,800	$1,095,776
Long-term debt, less current portion	3,212,286	3,375,324
Capital and financing lease obligations, less current portion	916,986	1,164,466
Other liabilities	512,717	509,592
Total liabilities	5,604,789	6,145,158
Total Brookdale Senior Living Inc. stockholders' equity	890,371	1,530,728
Noncontrolling interest	(523)	(437)
Total equity	889,848	1,530,291
Total liabilities and equity	$6,494,637	$7,675,449

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Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(659,883)	$(586,627)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Debt modification and extinguishment costs	77	11,883
Depreciation and amortization, net	348,464	374,850
Goodwill and asset impairment	451,966	390,816
Equity in loss of unconsolidated ventures	6,907	10,311
Distributions from unconsolidated ventures from cumulative share of net earnings	2,159	1,365
Amortization of deferred gain	(3,269)	(3,277)
Amortization of entrance fees	(1,220)	(2,457)
Proceeds from deferred entrance fee revenue	2,507	4,519
Deferred income tax (benefit) provision	(19,180)	48,669
Straight-line lease (income) expense	(10,410)	(9,204)
Change in fair value of derivatives	153	159
(Gain) loss on sale of assets, net	(76,586)	1,383
Loss on facility lease termination and modification, net	135,760	11,306
Non-cash stock-based compensation expense	20,710	22,547
Non-cash interest expense on financing lease obligations	9,151	13,960
Amortization of (above) below market lease, net	(4,246)	(5,091)
Non-cash management contract termination fee	(5,649)	—
Other	(154)	(4,699)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,127)	10,765
Prepaid expenses and other assets, net	21,874	23,323
Trade accounts payable and accrued expenses	(43,257)	(21,459)
Tenant refundable fees and security deposits	(341)	(232)
Deferred revenue	(3,898)	1,513
Net cash provided by operating activities	170,508	294,323
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(664)	(411)
Sale (purchase) of marketable securities, net	293,273	(246,376)
Additions to property, plant and equipment and leasehold intangibles, net	(169,349)	(140,044)
Acquisition of assets, net of related payables and cash received	(271,771)	(400)
Investment in unconsolidated ventures	(8,946)	(187,600)
Distributions received from unconsolidated ventures	10,782	11,491
Proceeds from sale of assets, net	131,912	34,570
Property insurance proceeds	156	4,430
Other	1,580	962
Net cash used in investing activities	(13,027)	(523,378)

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Cash Flows from Financing Activities
Proceeds from debt	279,919	1,293,047
Repayment of debt and capital and financing lease obligations	(501,946)	(958,703)
Proceeds from line of credit	200,000	100,000
Repayment of line of credit	(200,000)	(100,000)
Payment of financing costs, net of related payables	(3,341)	(16,919)
Proceeds from refundable entrance fees, net of refunds	(316)	(2,241)
Payments for lease termination	(12,548)	(552)
Payments of employee taxes for withheld shares	(2,844)	(5,666)
Other	1,147	1,586
Net cash (used in) provided by financing activities	(239,929)	310,552
Net (decrease) increase in cash, cash equivalents and restricted cash	(82,448)	81,497
Cash, cash equivalents and restricted cash at beginning of period	282,546	277,322
Cash, cash equivalents and restricted cash at end of period	$200,098	$358,819

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Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate the Company's operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow, should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP. The Company uses these non-GAAP financial measures to supplement its GAAP results in order to provide a more complete understanding of the factors and trends affecting its business.

The Company strongly urges you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities, along with its condensed consolidated financial statements included herein. The Company also strongly urges you not to rely on any single financial measure to evaluate its business. The Company cautions investors that amounts presented in accordance with its definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Adjusted EBITDA

Definition of Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination and modification); straight-line lease expense (income), net of amortization of (above) below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

Management's Use of Adjusted EBITDA

The Company uses Adjusted EBITDA to assess its overall operating performance. The Company believes this non-GAAP measure, as it has defined it, is helpful in identifying trends in its day-to-day performance because the items excluded have little or no significance on its day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides the Company with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with the Company's capital structure. This metric measures the Company's operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. The Company believes that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in its industry.

Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to the Company's net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination and modification) and extinguishment of debt activities generally represent charges (gains), which may significantly affect the Company's operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of the Company's communities and other assets, which affects the services the Company provides to residents and may be indicative of future needs for capital expenditures.

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The Company believes Adjusted EBITDA is useful to investors in evaluating its operating performance because it is helpful in identifying trends in its day-to-day performance since the items excluded have little or no significance to the Company's day-to-day operations and it provides an assessment of its revenue and expense management.

The table below reconciles Adjusted EBITDA from net income (loss) for the three months ended September 30, 2018 and 2017 and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$(37,140)	$(413,929)	$(659,883)	$(586,627)
(Benefit) provision for income taxes	(17,763)	(31,218)	(17,724)	50,075
Equity in loss of unconsolidated ventures	1,340	6,722	6,907	10,311
Debt modification and extinguishment costs	33	11,129	77	11,883
Gain on sale of assets, net	(9,833)	233	(76,586)	1,383
Other non-operating (income) expense	17	(2,621)	(8,074)	(6,519)
Interest expense	68,626	79,999	215,067	249,544
Interest income	(1,654)	(1,285)	(7,578)	(2,720)
Income (loss) from operations	3,626	(350,970)	(547,794)	(272,670)
Depreciation and amortization	110,980	117,649	341,351	366,023
Goodwill and asset impairment	5,500	368,551	451,966	390,816
Loss on facility lease termination and modification, net	2,337	4,938	148,804	11,306
Straight-line lease (income) expense	(1,815)	(3,078)	(10,410)	(9,204)
Amortization of (above) below market lease, net	(672)	(1,697)	(4,246)	(5,091)
Amortization of deferred gain	(1,090)	(1,091)	(3,269)	(3,277)
Non-cash stock-based compensation expense	6,035	7,527	20,710	22,547
Adjusted EBITDA (1)	$124,901	$141,829	$397,112	$500,450

(1)
The calculation of Adjusted EBITDA includes transaction and organizational restructuring costs of $3.2 million and $25.4 million for the three and nine months ended September 30, 2018, respectively. The calculation of Adjusted EBITDA includes transaction and strategic project costs of $2.8 million and $14.5 million for the three and nine months ended September 30, 2017, respectively. Transaction costs include third party costs directly related to acquisition and disposition activity, community financing and leasing activity, the Company's assessment of options and alternatives to enhance stockholder value, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Organizational restructuring costs include those related to the Company's efforts to reduce general and administrative expense and senior leadership changes, including severance and retention costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

Adjusted Free Cash Flow

Definition of Adjusted Free Cash Flow

The Company defines Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination and modification; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for the Company's communities. Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including the Company's Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.

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The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on its equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for its consolidated entities. The Company's investments in its unconsolidated ventures are accounted for under the equity method of accounting and, therefore, its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to its consolidated business except to the extent it is distributed to the Company.

The Company adopted ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") on January 1, 2018 and has applied ASU 2016-15 retrospectively for all periods presented. Among other things, ASU 2016-15 provides that debt prepayment and extinguishment costs will be classified within financing activities in the statement of cash flows. The Company has identified $10.6 million and $11.2 million of cash paid for debt modification and extinguishment costs for the three and nine months ended September 30, 2017, respectively, which it has retrospectively classified as cash flows from financing activities, resulting in a corresponding increase to the amount of net cash provided by operating activities for such periods. The Company did not change its definition of Adjusted Free Cash Flow upon its adoption of ASU 2016-15. Following the Company's adoption of ASU 2016-15, the amount of Adjusted Free Cash Flow increased $10.6 million and $11.2 million for the three and nine months ended September 30, 2017, respectively.

Management's Use of Adjusted Free Cash Flow

The Company uses Adjusted Free Cash Flow to assess its overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow measures the Company's liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Free Cash Flow is one of the metrics used by the Company's senior management and board of directors (i) to review its ability to service its outstanding indebtedness, including its credit facilities, (ii) to review its ability to pay dividends to stockholders or engage in share repurchases, (iii) to review its ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of its associates (including its named executive officers).

Limitations of Adjusted Free Cash Flow

Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to the Company's net cash provided by (used in) operating activities to calculate Adjusted Free Cash Flow, and using this non-GAAP financial measure as compared to GAAP net cash provided by (used in) operating activities, include:

•
Adjusted Free Cash Flow does not represent cash available for dividends or discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures not reflected in this measure; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and modification and extinguishment of debt activities generally represent charges (gains), which may significantly affect the Company's financial results.

In addition, the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measure does not represent cash available directly for use by the Company's consolidated business except to the extent actually distributed to the Company, and the Company does not have control, or the Company shares control in determining, the timing and amount of distributions from its unconsolidated ventures and, therefore, it may never receive such cash.

The Company believes Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) its ability to service its outstanding indebtedness, including its credit facilities and capital and financing leases, (2) its ability to pay dividends to stockholders or engage in share repurchases, (3) its ability to make capital expenditures, and (4) the underlying value of its assets, including its interests in real estate.

The Company believes presentation of its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to the Company, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce the Company's potential need to make capital contributions to the ventures of its proportionate share of cash needed for such items.

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The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by operating activities for the three months ended September 30, 2018 and 2017 and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$71,924	$93,791	$170,508	$294,323
Net cash used in investing activities	(24,539)	(263,884)	(13,027)	(523,378)
Net cash (used in) provided by financing activities	(37,949)	314,738	(239,929)	310,552
Net increase (decrease) in cash, cash equivalents and restricted cash	$9,436	$144,645	$(82,448)	$81,497

Net cash provided by operating activities	$71,924	$93,791	$170,508	$294,323
Changes in operating assets and liabilities	(9,727)	(22,101)	26,749	(13,910)
Proceeds from refundable entrance fees, net of refunds	(368)	(687)	(316)	(2,241)
Lease financing debt amortization	(13,370)	(14,626)	(53,271)	(46,256)
Loss on facility lease termination and modification, net	—	—	13,044	—
Distributions from unconsolidated ventures from cumulative share of net earnings	(1,012)	(473)	(2,159)	(1,365)
Non-development capital expenditures, net	(41,275)	(41,005)	(130,692)	(114,559)
Property insurance proceeds	—	1,461	156	4,430
Adjusted Free Cash Flow (1)	$6,172	$16,360	$24,019	$120,422

(1) The calculation of Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $3.2 million and $25.4 million for the three and nine months ended September 30, 2018, respectively. The calculation of Adjusted Free Cash Flow includes transaction and strategic project costs of $2.8 million and $14.5 million for the three and nine months ended September 30, 2017, respectively.

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by operating activities of such unconsolidated ventures for the three and nine months ended September 30, 2018 and 2017. For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$24,497	$62,054	$122,269	$207,845
Net cash used in investing activities	(14,623)	(16,476)	(45,011)	(1,186,999)
Net cash (used in) provided by financing activities	(9,702)	(32,514)	(62,361)	1,074,859
Net increase in cash, cash equivalents and restricted cash	$172	$13,064	$14,897	$95,705

Net cash provided by operating activities	$24,497	$62,054	$122,269	$207,845
Changes in operating assets and liabilities	7,163	(5,615)	(5,556)	(20,088)
Proceeds from refundable entrance fees, net of refunds	(2,500)	(6,309)	(12,535)	(15,702)
Non-development capital expenditures, net	(14,822)	(28,659)	(53,750)	(69,425)
Property insurance proceeds	—	614	1,535	1,841
Adjusted Free Cash Flow of unconsolidated ventures	$14,338	$22,085	$51,963	$104,471

Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$8,352	$6,709	$19,974	$23,379

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Contact:
Brookdale Senior Living Inc.

Investor Relations:	(615) 564-8104
Kathy MacDonald	kathy.macdonald@brookdale.com

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